Exhibit 8.4

[FORM OF OPINION OF CLIFFORD CHANCE US LLP]

                    , 2006

Sunset Financial Resources, Inc.

10245 Centurion Parkway North

Suite 305

Jacksonville, Florida 32256

Ladies and Gentlemen:

We have acted as legal counsel to Alesco Financial Trust, a Maryland real estate investment trust (“Alesco”), in connection with the merger (the “Merger”) of Alesco with and into Jaguar Acquisition Inc., a Maryland corporation (“Acquisition Corp.”) and a wholly-owned subsidiary of Sunset Financial Resources, Inc., a Maryland corporation (“Sunset”), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of July 20, 2006 (the “Merger Agreement”), by and among Alesco, Sunset, and Acquisition Corp. as described in a Registration Statement on Form S-4 (the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended, including a Proxy Statement/Prospectus dated [                    ], 2006 (the “Proxy Statement/Prospectus”).

This opinion is being provided to you pursuant to Section 7.1(g) of the Merger Agreement. Except as otherwise indicated, terms used in this letter have the meanings given to them in the Merger Agreement.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in a modification of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinion expressed herein, we have examined and relied upon the following items:

1.	the Articles of Amendment and Restatement of Alesco as filed with the Maryland State Department of Assessments and Taxation on January 30, 2006;

2.	the Bylaws of Alesco;

3.	the certificate of representations dated as of the date hereof, provided to us by Alesco and Cohen Brothers Management, LLC (the “Manager”), a Delaware limited liability company (the “Certificate of Representations”);

4.	the Merger Agreement; and

5.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion set forth in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vi) Alesco will at all times operate in accordance with the terms of such documents.

For purposes of rendering the opinion stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Certificate of Representations and that each representation contained in such Certificate of Representations to the best of Alesco’s or the Manager’s knowledge is accurate and complete without regard to such qualification as to knowledge, (ii) the distribution by Alesco of the Final Alesco Dividend, as defined in Section 1.6 of the Merger Agreement and (iii) no action will be taken following the Merger that is inconsistent with Alesco’s qualification as a REIT for its tax year ending at the Effective Time.

Based upon and subject to the foregoing, we are of the opinion that for Alesco’s taxable year ending at the Effective Time, Alesco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

The opinion set forth above represents our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion set forth herein. Moreover, Alesco’s qualification as a REIT with respect to its taxable year ending on the Effective Time depends upon Alesco’s ability to meet for such taxable year, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review Alesco’s compliance with these requirements. Accordingly, no assurance can be given that the actual results of Alesco’s operations for such taxable year have satisfied the tests necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinion set forth in this letter is (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of Alesco. We assume no obligation to update our opinion for events or changes in the law occurring after the date of this letter.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,